Exhibit 99.1

FAT Brands Inc. Completes $300 Million Acquisition of Twin Peaks Restaurant Chain

10/1/2021

Sports Lodge Marks the First Polished Casual Dining Chain to Join FAT Brands

LOS ANGELES, Oct. 01, 2021 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced the completion of its pending acquisition of the Twin Peaks restaurant chain from Garnett Station Partners for $300 million. As a result of the acquisition, FAT Brands has entered a new restaurant category, polished casual dining. The transaction was funded with the proceeds of $250 million in principal amount of new securitization notes and the issuance to the sellers of shares of Series B preferred stock.

With the acquisition of Twin Peaks, FAT Brands will have more than 2,100 franchised and corporate-owned stores around the world with combined annual system-wide sales of approximately $1.8 billion. The addition of the sports lodge concept, including the new stores due to open and under development, is expected to increase the Company’s post-COVID-19 normalized EBITDA by approximately $25 to $30 million. The Twin Peaks transaction marks the third acquisition in the past twelve months for the rapidly growing global franchising company, including the acquisitions of Johnny Rockets in September 2020 and Global Franchise Group in July 2021.

“FAT Brands is committed to an aggressive growth strategy, which underlies our strong M&A activity over the last year. When assessing potential acquisitions, we look to identify brands that not only complement our existing portfolio, but also deliver high average unit volumes and a strong growth pipeline, said FAT Brands CEO Andy Wiederhorn. “Twin Peaks checks all of these boxes. This is a brand that we can grow globally at a fast pace, and we look forward to building upon the strong growth that was achieved under Garnett Station Partners.”

For more information on FAT Brands, visit www.fatbrands.com.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns 14 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,000 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

About Twin Peaks

Founded in 2005 in the Dallas suburb of Lewisville, Twin Peaks now has 82 locations in 25 states. Twin Peaks is the ultimate sports lodge featuring made-from-scratch food and the coldest beer in the business surrounded by scenic views and the latest in high-definition TVs. At every Twin Peaks, guests are immediately welcomed by a Twin Peaks team member and served up a menu made for MVPs. From its smashed and seared to order burgers to in-house smoked ribs and hand-breaded wings, guests can expect menu items capable of satisfying every appetite. To learn more about franchise opportunities, visit www.twinpeaksfranchise.com. For more information, visit www.twinpeaksrestaurant.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial performance and growth of FAT Brands following the acquisition of Twin Peaks, including estimates of annual EBITDA and annual revenues following the acquisition, the ability to open new Twin Peak’s stores under development, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the acquisition of Twin Peaks, the Company’s ability to grow and expand revenues and earnings following the acquisition, and uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These risks, uncertainties and contingencies are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

About Non-GAAP Projected Financial Measures

This press release includes projections of future EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax expense (benefit), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance because it eliminates the impact of expenses that do not relate to business performance. The Company also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

MEDIA CONTACT :

Erin Mandzik, JConnelly

emandzik@jconnelly.com

862-246-9911

INVESTOR RELATIONS:

Lynne Collier, ICR

IR-FATBrands@icrinc.com

646-430-2216

Source: FAT Brands Inc.